EXHIBIT 10.132

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

LICENSE AGREEMENT

by and between

AVENTIS PHARMA SA

and

INDEVUS PHARMACEUTICALS, INC

THIS LICENSE AGREEMENT effective as of April 18, 2003 (“Effective Date”), by and between AVENTIS PHARMA SA (“AVENTIS”), a corporation organized and existing under the laws of France and having its principal office at 20 avenue Raymond Aron, 92165 Antony, France (“AVENTIS”) and INDEVUS PHARMACEUTICALS INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421, United States (“INDEVUS”).

W I T N E S S E T H:

WHEREAS, AVENTIS is the owner of AVENTIS Intellectual Property, as defined herein and;

WHEREAS, INDEVUS desires to obtain exclusive license rights, with a right to grant sublicenses, under the AVENTIS Intellectual Property, and AVENTIS desires to grant such license to INDEVUS, upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used with an initial capital letter, and where used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Act” shall mean the Federal Food Drug and Cosmetic Act of 1934, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.2 “Affiliate” shall mean (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party or (iii) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.3 “AVENTIS Intellectual Property” shall mean the AVENTIS Patent Assets and AVENTIS Know-How.

1.4 “AVENTIS Know-How” shall mean any and all information and materials, including but not limited to, discoveries, Improvements, information, processes, formulae, data, inventions (whether patentable or not), invention disclosures, know-how and trade secrets, patentable or otherwise, that relate to Compound or Product, including without limitation, all chemical, pharmaceutical, toxicological, biochemical, and biological, technical and non technical data, and information relating to the results of tests, assays, methods, and processes, and specifications and/or other documents containing information and related data, and any preclinical, clinical, assay control, manufacturing, regulatory, and any other data or information, submitted, or required to be submitted, to any Regulatory Authority in connection with any regulatory filing or application relating to Compound or Product, Chemistry, Manufacturing and Control (CMC) data, or similar data used or useful for the development, manufacturing and/or regulatory approval of Compound or Product that are or become at any time during the Term of this Agreement owned or controlled by AVENTIS and as to which AVENTIS has the right to license or sublicense to another party including such rights which AVENTIS may have to information developed by Third Parties.

1.5 “AVENTIS Patent Assets” shall mean the United States patents and patent applications and any foreign counterparts thereof listed in Schedule 1.5 hereto which as of the Effective Date are owned by AVENTIS or which AVENTIS has or acquires rights from a Third Party, and relate to Compound, Product or any Improvement, including but not limited to methods of their development, manufacture, or use, or otherwise relate to AVENTIS Know-How, including all certificates of invention and applications for certificates of invention and substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or reexaminations thereof, supplementary protection certificates or the like of any such patents and patent applications.

1.6 “Business Day(s)” shall mean any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed or a day that is a Bank Holiday in France (which days are set forth on Schedule 1.6 hereto).

1.7 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.9 “Centralized Procedure” shall mean the European Union Centralized Procedure for marketing authorization in accordance with Council Regulation n° 2309/93 of July 22, 1993 or any successor regulations.

1.10 “CFR” shall mean the United States Code of Federal Regulations.

1.11 “cGMP” shall mean current applicable good manufacturing practices as defined in regulations promulgated by the FDA under the Act relating to the formulation, manufacture, testing prior to delivery, storage and delivery of Compound or Product.

1.12 “Committee” shall mean the steering committee described in Section 3.3.

1.13 “Compulsory License” shall mean any agreement under which any governmental body in any country in the Territory grants or compels INDEVUS to grant, license or marketing rights for Product to any Third Party.

1.14 “Compound” shall mean the chemical compound known under the International Non-proprietary name aminocandin and the code name HMR-3270 and diagrammed on Schedule 1.14 hereto, and any other compounds disclosed or covered or included in the AVENTIS Patent Assets or any compound that is part of the aminocandin family of compounds or any derivative, homolog, or analog of any of the foregoing, and any isomer, salt, hydrate, solvate, amide, ester, metabolite, or prodrug of any of the foregoing that exists and is owned or controlled by AVENTIS as of the Effective Date.

1.15 “Development Plan” shall mean the plan related to the conduct of the Development Program, as described in Section 3.3.5.

1.16 “Development Program” shall mean those activities to be undertaken by INDEVUS or its designee (or, to the extent specifically set forth in this Agreement, AVENTIS) with respect to Compound or Product which are devoted to the evaluation of a potential pharmaceutical product in clinical trials, and/or the conduct of any other activities or studies directed toward obtaining Regulatory Approval of Product.

1.17 “Dominating Patent” shall mean an unexpired patent which has not been invalidated by a court or other governmental agency of competent jurisdiction which is owned by a Third Party and which INDEVUS or its sublicensees reasonably believe they have no alternative to obtaining a royalty-bearing license under such patent in order to commercialize a Product under this Agreement without infringing such patent.

1.18 “Effective Date” shall mean the date first above written.

1.19 “EMEA” means the European Agency for the Evaluation of Medicinal Products based in London (UK), as established by Council Regulation n° 2309/93 of July 22, 1993, as subsequently amended by Commission Regulation 649/98 of March 23, 1998.

1.20 “End of Phase 2 Meeting” shall mean the first end of Phase 2 meeting with the FDA, as defined in 21 CFR Section 312.47, intended to determine the safety of proceeding to Phase 3, evaluate the Phase 3 plan and protocols and identify any additional information necessary to support an NDA for Product.

1.21 “FDA” shall mean the United States Food and Drug Administration.

1.22 “First Commercial Sale” shall mean the first sale of Product in any country by INDEVUS, its Affiliate or its sublicensee(s), for end use or consumption, after all required Regulatory Approvals have been granted by the governing health authority of such country.

1.23 “GAAP” shall mean generally accepted accounting principles in the United States.

1.24 “Generic Competition” in any particular country shall exist or commence on the earlier of (i) where IMS or IMS- equivalent data is available, the first date on which Generic Drugs achieve a market share in one Calendar Quarter of twenty percent (20%) or greater of the total prescriptions for Product in such country (as so shown by the average of the monthly IMS (or IMS-equivalent) data for such prescriptions) or (ii) the first date on which there are two Generic Drugs available in one Calendar Quarter in such country.

1.25 “Generic Drug(s)” shall mean any product containing compound that (i) is defined in a particular country in the Territory as a generic drug to the Compound by applicable legal texts or governing health authorities in such country, or (ii) can be substituted for the Compound by a pharmacy, other than a product introduced in such country by INDEVUS, its Affiliates or INDEVUS Sublicensees.

1.26 “Improvement” shall mean any and all improvements and enhancements, patentable or otherwise, related to the Compound or Product including, without limitation, in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, use or packaging of Compound or Product.

1.27 “IND” shall mean an investigational new drug application and any amendments thereto relating to the use of Compound or Product in the United States or the equivalent application in any other regulatory jurisdiction in the Territory, the filing of which is necessary to commence clinical testing of pharmaceutical products in humans.

1.28 “INDEVUS Know-How” shall mean any and all information and materials, including but not limited to, discoveries, Improvements, information, processes, formulae, data, inventions (whether patentable or not), invention disclosures, know-how and trade secrets, patentable or otherwise, that relate to Compound or Product, including without limitation, all chemical, pharmaceutical, toxicological, biochemical, and biological, technical and non technical data, and information relating to the results of tests, assays, methods, and processes, and specifications and/or other documents containing information and related data, and any preclinical, clinical, assay control, manufacturing, regulatory, and any other data or information (including without limitation any Drug Master Files (DMFs) if any, Chemistry, Manufacturing and Control (CMC) data or similar data) used or useful for the development, manufacturing, regulatory filing or application and/or regulatory approval of Compound or Product that as a result of the Development Program become owned or controlled by INDEVUS and as to which INDEVUS has the right to license or sublicense to another party including such rights which INDEVUS may have to information developed by Third Parties.

1.29 “INDEVUS Patent Assets” shall mean the United States patents and patent applications and any counterparts thereof which may be filed in other countries which at any time during the term of this Agreement are owned by INDEVUS or which INDEVUS has or acquires rights from a Third Party, and relate to Compound, Product or any Improvement, including but not limited to methods of their development, manufacture, or use, or otherwise relate to INDEVUS Know-How, including all certificates of invention and applications for certificates of invention, substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or reexaminations thereof and any and all foreign patents and patent applications corresponding thereto, supplementary protection certificates or the like of any such patents and patent applications, including Program Information and Inventions and patents and patent applications resulting from the Development Program.

1.30 “NDA” shall mean a new drug application or other submission filed with the applicable Regulatory Authority in any regulatory jurisdiction in the Territory to obtain Regulatory Approval of a Product in such regulatory jurisdiction, and any amendments and supplements thereto.

1.31 “Net Sales” shall mean the gross amount invoiced by INDEVUS or its Affiliates or its sublicensees for sales of Product in the Territory commencing respectively on the date of First Commercial Sale in each country in the Territory, after deducting the following:

(i)	trade, cash and quantity discounts not already reflected in the amount invoiced;

(ii)	amounts repaid or credited for Product returns, including for rejections, or spoilage or recalls

(iii)	rebates and chargebacks;

(iv)	retroactive price reductions;

(v)	sales or excise taxes, VAT or other taxes, custom duties, and other governmental charges and transportation and insurance charges to the extent included in the invoiced price; and if assessed directly against the seller, to the extent actually paid;

(vi)	compulsory payments and rebates directly related to sales of Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs in any country of the Territory; and

(vii)	write offs for bad debts to the extent resulting exclusively from unpaid invoices of Products.

Sales or other transfers between INDEVUS and its Affiliates and/or its sublicensees shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers except where such Affiliates or sublicensees are end users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates or sublicensees.

1.32 “Nucleus” shall mean deacylmulundocandin, the starting material for the manufacture of the Compound, obtained by biochemistry through a biosynthesis from an Aspergillus strain, the first step of which leads to deoxymulundocandin and the second step of which leads to deacylmulundocandin.

1.33 “Over-the Counter Product” shall mean a Product that is not a Prescription Product.

1.34 “Party” shall mean AVENTIS or INDEVUS, and “Parties” shall mean AVENTIS and INDEVUS.

1.35 “Phase 1 Multiple Dose Clinical Trial” shall mean the first clinical trial in which multiple dosage ranges of Product are initially introduced into humans.

1.36 “Phase 2 Clinical Trial” shall mean the first clinical trial of Product in patients with an indicated fungal infection that is designed to show safety and efficacy of Product for its intended use.

1.37 “Phase 3 Clinical Trial” shall mean the first clinical trial conducted after an End of Phase 2 Meeting and conducted on a sufficient number of patients that is designed to establish that Product is safe and efficacious for its intended use.

1.38 “Prescription Product” shall mean a Product subject to the provisions of Section 503 (b) 1 (B) of the Act.

1.39 “Product” shall mean any product in final form (or where the context so indicates, the product being tested in clinical trials)which contains Compound as at least one of the therapeutically active ingredients.

1.40 “Proprietary Information” shall mean any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement.

1.41 “Regulatory Approval” shall mean all authorizations and approvals (including pricing and reimbursement approvals where required for marketing), of all regional, federal, state or local agencies, departments, bureaus or other governmental entities, necessary for the manufacture, use, storage, import, export, transport and sale of Product in a jurisdiction.

1.42 “Regulatory Authority” shall mean the FDA in the U.S., and any body in the European Union and any health regulatory authority(ies) in any country(ies) in the Territory that is equivalent to the FDA and holds responsibility for granting Regulatory Approval for a Product in such country(ies), and any successor(s) thereto having substantially the same functions.

1.43 “Right of First Negotiation” shall have the meaning set forth in Section 2.4 of this Agreement.

1.44 “Royalty Year” shall mean, (i) for the year in which the First Commercial Sale occurs (the “First Royalty Year”), the period commencing with the first day of the Calendar Quarter in which the First Commercial Sale occurs and expiring on the last day of the Calendar Year in which the First Commercial Sale occurs and (ii) for each subsequent year, each successive Calendar Year.

1.45 “Sublicense Royalty Payments” shall mean royalty or other payments based on Net Sales of Product that are received by INDEVUS from a sublicensee of any of the rights granted by AVENTIS to INDEVUS under Section 2.1 of this Agreement, as consideration for the grant of such sublicense.

1.46 “Specifications” shall mean the written methods, formulae, procedures, specifications, tests (and testing protocols) and standards pertaining to the Nucleus as attached hereto as Schedule 1.46 and as they may be modified from time to time by mutual written agreement of the Parties and consistent with the Regulatory Approval.

1.47 “Territory” shall mean all of the countries in the world.

1.48 “Third Party(ies)” shall mean a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.49 “Valid Claim” shall mean a claim of an issued and unexpired patent included within the AVENTIS Patent Assets, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer.

ARTICLE II

LICENSES; SUBLICENSES

2.1 License Grant. In consideration of and subject to the terms and conditions of this Agreement, AVENTIS hereby grants to INDEVUS an exclusive (even as to AVENTIS) license under AVENTIS Intellectual Property, including the right to grant sublicenses (subject to Section 2.3 below), to develop, make, have made, use, import, offer for sale, market, commercialize, distribute, sell or otherwise dispose of Compound and Product for all uses in the Territory. Notwithstanding the foregoing, it is understood and acknowledged that (i) provided that AVENTIS is manufacturing the Nucleus in accordance with Section 3.8 (a) and the supply agreement referred to therein, the rights hereby granted shall not extend to the right to manufacture the Nucleus; and (ii) to the extent any part of the AVENTIS Intellectual Property falls outside the scope of the license granted to INDEVUS hereunder, AVENTIS shall retain such right and shall be free to operate under such right.

2.2 Improvement by INDEVUS. All rights and title to and interest in any Improvement conceived, developed, discovered and/or reduced to practice solely by INDEVUS in connection with the license granted under Section 2.1 above or INDEVUS’ activities hereunder shall be vested solely in INDEVUS.

2.3 Sublicenses. INDEVUS shall have the right to grant sublicenses to Affiliates or, subject to the Right of First Negotiation set forth in Section 2.4 below, any Third Party to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound or Product in the Territory; provided, however, that (i) INDEVUS shall not have the right to grant any such sublicenses to a Third Party prior to the completion of Phase 1 studies necessary to commence the first Phase 2 Clinical Trial and (ii) INDEVUS shall advise AVENTIS of any proposed sublicense with a Third Party and give due consideration to AVENTIS’ reasonable comments thereto. In the event of a sublicense by INDEVUS to a Third Party, the provisions of Section 5.3.2 of this Agreement shall be applicable. Any such sublicense shall be subject to the terms and conditions of this Agreement, and INDEVUS shall be responsible to AVENTIS for any non- performance by the sublicensee of INDEVUS’ obligations under this Agreement that are assumed by the sublicensee.

2.4 Right of First Negotiation. INDEVUS shall grant AVENTIS a right of first negotiation (the “Right of First Negotiation”) to obtain from INDEVUS a Sublicense Opportunity (as defined below), on and subject to the following terms and conditions:

2.4.1. In the event INDEVUS intends to begin negotiations relating to a sublicense of Compound or Product (a “Sublicense Opportunity”), INDEVUS shall give written notice of such intention to AVENTIS (the “Commencement Notice”). The Commencement Notice shall include a summary of any INDEVUS Know-How generated pursuant to the Development Program that has not been previously presented at a Committee meeting.

2.4.2. AVENTIS shall have the right to exercise the Right of First Negotiation by delivery to INDEVUS of a written notice (the “AVENTIS Notice”) within [*] days after the date of receipt of the Commencement Notice stating that it has a bona fide interest in entering into such Sublicense Opportunity and including a proposal by AVENTIS of the terms thereof.

2.4.3. If AVENTIS exercises the Right of First Negotiation pursuant to Section 2.4.2, INDEVUS and AVENTIS shall engage in exclusive, good faith negotiations to enter into an agreement relating to the Sublicense Opportunity on mutually acceptable terms and conditions within [*] days of the date of receipt by INDEVUS of the AVENTIS Notice (the “Negotiation Period”). Such agreement would include the grant by INDEVUS to AVENTIS of an exclusive or non-exclusive sublicense under (i) the AVENTIS Intellectual Property and (ii) the INDEVUS Patent Assets and INDEVUS Know-How, to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound and Product for such uses and in such countries in the Territory, and on such terms and conditions, as may be negotiated in good faith and mutually agreed to by the Parties.

2.4.4. In the event that (i) INDEVUS has not received the AVENTIS Notice in accordance with Section 2.4.2 within [*] days after the date of receipt of the Commencement Notice by AVENTIS, or (ii) the AVENTIS Notice states that AVENTIS does not intend to exercise its Right of First Negotiation, or (iii) AVENTIS exercises the Right of First Negotiation but the Parties are unable to reach agreement prior to expiration of the Negotiation Period, the Right of First Negotiation shall expire and INDEVUS shall be free to enter into a transaction relating to such Sublicense Opportunity with any Third Party; provided, however, that INDEVUS shall not enter into a Sublicense Opportunity with a Third Party for a period of [*] days after expiration of the Negotiation Period if the terms of the sublicense with such Third Party are, in the aggregate, less favorable to INDEVUS than the terms agreed to by AVENTIS in the negotiations pursuant to Section 2.4.3.

*CONFIDENTIAL TREATMENT REQUESTED

ARTICLE III

DEVELOPMENT AND COMMERCIALIZATION

3.1 Exchange of Information.

3.1.1. Subject to subsection 3.1.2, AVENTIS shall disclose to INDEVUS in the language in which they are available (except that all information required to be submitted to any Regulatory Authority in connection with any Regulatory Approval shall be disclosed by AVENTIS to INDEVUS in English) and in writing, in electronic format, where available, and hard copies (or, upon INDEVUS’ request, originals), (a) within ten (10) Business Days after execution of this Agreement, all AVENTIS Intellectual Property not previously available or made available to INDEVUS and (b) on an ongoing basis throughout the term of this Agreement, and in addition to the other communications required under this Agreement, all AVENTIS Intellectual Property, and any and all additions or revisions thereto, provided, however, that AVENTIS shall not be required to write any CMC documentation that does not exist as of the date of this Agreement.

3.1.2. As long as AVENTIS manufactures and supplies or, in accordance with the provisions of Section 3.8 (a) hereof, AVENTIS’ permitted assignee manufactures and supplies, INDEVUS with Nucleus, in each case in accordance with the supply agreement contemplated by Section 3.8 (a) hereof, AVENTIS shall not be required to disclose or transfer to INDEVUS that portion of the AVENTIS Intellectual Property specifically covering the manufacturing process for the Nucleus, provided, however, that such information and AVENTIS Intellectual Property shall at all times be included in the Drug Master File relating to Compound and/or Product and AVENTIS hereby grants INDEVUS all rights of reference thereto. In the event that (i) AVENTIS and INDEVUS have not entered into such supply agreement relating to the manufacture and supply of the Nucleus by AVENTIS in the time period set forth in Section 3.8 hereto, or (ii) the Parties have entered into such supply agreement but for any reason AVENTIS or AVENTIS’ permitted assignee of such manufacturing right decides not to, or for any other reason, does not manufacture and supply INDEVUS with the Nucleus, AVENTIS shall promptly transfer to INDEVUS all AVENTIS Intellectual Property relating to the manufacturing process for the Nucleus and shall provide to INDEVUS in establishing a Third Party manufacturer of the Nucleus such reasonable assistance as can be expected to be needed by a manufacturer having a reasonably high level of knowledge and experience in the manufacturing of comparable products. Such assistance will be provided free of charge to the extent that information has to be supplied, and on the basis of cost reimbursement if any employee of AVENTIS has to come on the concerned manufacturing premise, which in any case should be for a limited period of time, to be specified in the aforesaid supply agreement.

3.2 Diligence; Development and Commercialization.

3.2.1. INDEVUS Responsibility. INDEVUS shall use commercially reasonable efforts to develop and commercialize Product. As used herein, “commercially reasonable efforts” shall mean efforts and resources normally used by INDEVUS for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the concerned products, and other relevant factors if any. In furtherance of the objectives of the Development Program, INDEVUS shall provide general management and project management services, sufficient to support its obligations hereunder. The obligations set forth in this Section 3.2.1 are expressly conditioned upon the absence of any serious adverse conditions or event relating to the safety or efficacy of Compound or Product, including the absence of any action by any regulatory authority significantly limiting the development or commercialization of Compound or Product.

3.2.2. Potential AVENTIS Contribution. AVENTIS shall have the right but not the obligation to participate in the Development Program by conducting preclinical studies on the Compound or Product as determined by the Committee, provided, however, that (i) any such studies are approved in advance by the Committee and are specifically included in a Development Plan; (ii) all internal costs of any such studies shall be borne by AVENTIS, but AVENTIS shall be entitled to reimbursement by INDEVUS of costs incurred and paid by AVENTIS to Third Parties in conducting such studies if such costs are approved in advance in writing by INDEVUS, upon submission of appropriate supporting documentation therefore; and (iii) AVENTIS shall promptly report to INDEVUS the results of any such studies conducted by or on behalf of AVENTIS.

3.3 Steering Committee. The Parties hereby establish a steering committee (the “Committee”) to facilitate the Development Program as follows:

3.3.1. Composition of the Committee. The Development Program shall be conducted by INDEVUS under the supervision of the Committee, to the extent set forth herein. The Committee shall be comprised of [*] named representatives of INDEVUS and [*] named representatives of AVENTIS. The initial representatives for each Party hereto are set forth on Schedule 3.3.1 hereto. Each Party may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. After Regulatory Approval has been obtained, the Parties will discuss whether the Committee should be dissolved. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to compliance with Section 4.1. The Committee shall use its good faith efforts to resolve by consensus any issue relating to the Development Program. If the Committee shall arrive at a consensus on any issue relating to the Development Program, such consensus shall be binding upon the Parties hereto. All issues relating to costs of the Development Program shall be determined by and, except as otherwise contemplated by this Agreement, the responsibility of, INDEVUS.

3.3.2. Committee Resolution. If the Committee is unable to reach a consensus on any issue within thirty (30) days after such issue being presented to the Committee by a Party, notwithstanding the exercise of its best efforts, then such issue shall be referred to the chief executive officers of INDEVUS and AVENTIS (the “CEOs”). Any final decision of the CEOs shall be conclusive and binding on the Parties hereto, and must be reached, if practicable under the circumstances, within thirty (30) days after being referred to the CEOs. In the event that the Committee and/or the CEOs are unable to reach a consensus, issues shall be determined finally and conclusively by INDEVUS.

*CONFIDENTIAL TREATMENT REQUESTED

3.3.3. Meetings. During the Development Program, the Committee shall meet at least once each Calendar Quarter, starting in the Calendar Quarter in which this Agreement is executed, with the location for such meetings to be determined by the Committee, unless no later than thirty (30) days in advance of any meeting there is a determination by INDEVUS that no new business or other activity has transpired since the previous meeting, and that there is no need for a meeting. In such instance, the next quarterly meeting will be scheduled. The Committee may meet by means of conference call or other similar communications equipment. Each Party shall bear its own costs in connection with meetings of the Committee.

3.3.4. Committee Responsibilities. Except as specifically set forth in this Agreement, the Committee shall be responsible for overseeing the Development Program, including (i) reviewing and approving the Development Plan prepared by INDEVUS; (ii) facilitating the transfer of know-how as contemplated by this Agreement; (iii) coordinating scientific interactions; (iv) managing and assessing the progress of the development of Product and, to the extent contemplated by this Agreement, evaluating and, if determined by the Committee, approving AVENTIS to perform tasks required in connection with development of Product; and (v) resolving any disputes between the Parties relating to the Development Program. At each meeting, INDEVUS shall summarize the status of INDEVUS’ clinical development and regulatory activities with respect to Product, including any significant INDEVUS Know-How generated by INDEVUS in the course of conducting the Development Program. Any disclosures of such progress, results or know-how in any meeting shall be deemed Proprietary Information of INDEVUS.

3.3.5. Development Plan. Subject to the other provisions of this Section 3.3, the Development Program shall be governed by a plan which shall be provided by INDEVUS to the Committee (the “Development Plan), except that (i) the Development Plan for Year 1 of the Development Program is attached hereto as Exhibit 3.3.5, and (ii) all budget decisions relating to any Development Plan or the Development Program shall be determined solely by INDEVUS. Periodically, INDEVUS shall update the Development Plan, which update shall be reviewed and approved by the Committee, as per Section 3.3.4. (i).

3.3.6. Primary Contacts. INDEVUS and AVENTIS each shall appoint a person (a “Primary Contact”) to be the primary contact between the Parties with respect to the Development Program and to coordinate correspondence between the Parties. Each Party shall notify the other in writing within thirty (30) days after the Effective Date of the appointment of its Primary Contact and shall notify the other Party as soon as practicable upon changing this appointment in accordance with Section 9.4. The Primary Contact of each Party will be one of its three representatives in the Committee.

3.4 Reports. INDEVUS shall provide to the AVENTIS Primary Contact a copy of the annual reports to the INDs submitted by INDEVUS. Any disclosures of such clinical trial progress and results in any of the foregoing reports shall be deemed Proprietary Information of INDEVUS.

3.5 Regulatory Matters.

3.5.1. INDEVUS shall own, control and retain primary legal responsibility for the preparation, filing and prosecution of all filings, regulatory applications and Regulatory

Approvals. INDEVUS shall promptly notify AVENTIS upon the receipt of Regulatory Approvals and of the date of First Commercial Sale.

3.5.2. AVENTIS shall transfer to INDEVUS as soon as practicable after the Effective Date any other regulatory filings relating to Compound or Product owned or controlled by AVENTIS, if any, and AVENTIS shall file a Drug Master File relating to the Nucleus if it is required by INDEVUS or a Regulatory Authority for conducting clinical studies or for obtaining Regulatory Approval for the Product, and Aventis will allow INDEVUS to cross reference any Drug Master File relating to the Nucleus.

3.6 Trademark. INDEVUS shall select, own and maintain trademarks for Product in the Territory.

3.7 Inventory. AVENTIS represents and warrants that (i) its current inventory is listed on Exhibit 3.7, provided that such inventory will be re-tested and, where applicable re-released, (and the resulting quantities will be less than the quantities listed in Exhibit 3.7) (the “AVENTIS Inventory”) and (ii) the manufacture, testing, delivery and storage of the AVENTIS Inventory will upon re-release, conform to the Specifications set forth in Schedule 1.46 and the specifications set forth in Exhibit 3.7 and, for so long as such Inventory is held for the account of INDEVUS as set forth in the following sentence, shall be held in compliance with cGMPs and all other applicable laws and regulations. Effective as of the Effective Date, all right, title and interest in the AVENTIS’ Inventory shall be transferred to INDEVUS at AVENTIS’ expense and shall remain at AVENTIS in the name of and for the account of INDEVUS. However, INDEVUS shall bear all risk of partial or total deterioration or loss after transfer of title and interest to INDEVUS, without any recourse against AVENTIS in relation thereto.

3.8 Manufacturing and Supply. INDEVUS shall have all rights and responsibility relating to chemistry, manufacturing and control for clinical and commercial use of Compound or Product such as but not limited to process development, scale up and manufacturing of Compound and Product, subject to the following:

(a)	Manufacture of Nucleus. AVENTIS shall retain the right to manufacture and supply or, subject to the provisions of this Section 3.8 (a), have manufactured or have supplied the Nucleus for additional clinical trials and for commercial use by INDEVUS, provided that (i) AVENTIS can manufacture and supply, or any Third Party manufacturer that is a permitted assignee of AVENTIS’ rights under this Section 3.8 (a) can manufacture and supply, the Nucleus in accordance with cGMP and other regulatory requirements; and (ii) AVENTIS shall not have the right to assign its rights under this Section 3.8 (a) to a Third Party manufacturer or supplier of the Nucleus, without INDEVUS’ prior written consent, except with a sale or other divesture of the manufacturing site where the Nucleus is manufactured; and (iii) any such manufacture and supply is in accordance with the terms of the agreement referred to in the next sentence. INDEVUS and AVENTIS shall negotiate in good faith to enter into a manufacturing and supply agreement between the Parties containing mutually acceptable terms within [*] days after the Effective Date, which shall set forth the terms and conditions of the manufacturing and supply of the Nucleus.

*CONFIDENTIAL TREATMENT REQUESTED

(b)	Other Manufacturing. In connection with any other manufacturing and supply of Compound and/or Product, INDEVUS will consider AVENTIS in priority to any Third Party, as such manufacturer and supplier.

ARTICLE IV

CONFIDENTIALITY AND PUBLICITY

4.1 Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the term of this Agreement and for a period of five years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

(b)	is or becomes properly in the public domain or knowledge;

(c)	is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)	is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

4.2 Permitted Disclosure of Proprietary Information. Notwithstanding Section 4.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a)	to governmental or other agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or approvals;

(b)	by each of INDEVUS or AVENTIS to its respective agents, consultants, Affiliates, INDEVUS’ sublicensees and/or other Third Parties for the research and development, manufacturing and/or marketing of the Compound and/or Product (or for such parties to determine their interests in performing such activities) on the condition that such Third Parties agree to be bound by confidentiality obligations consistent with this Agreement; provided, however, that except if such disclosure is required by law or is in connection with obtaining any Regulatory Approval, INDEVUS shall inform AVENTIS prior to disclosing to a Third Party

AVENTIS Proprietary Information relating to the production of Compound and shall give due consideration to AVENTIS’ reasonable comments or objections to such disclosure; or

(c)	if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, without limiting any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the Securities and Exchange Commission (“SEC”), may file this Agreement as an exhibit to any filing with the SEC and may distribute any such filing in the ordinary course of its business, provided, however, that to the maximum extent allowable by SEC rules and regulations, the Parties shall be obligated to maintain the confidentiality obligations set forth herein and shall redact any confidential information set forth in such filings.

(d)	Upon execution of this Agreement, either Party may issue a press release, provided that any such Party shall provide the other Party with a draft of such press release for review at least one Business Day prior to its intended release. .

4.3 Publication. AVENTIS shall not submit for written or oral publication any manuscript, abstract or the like relating to Compound or Product, without the prior approval of INDEVUS. If AVENTIS proposes to submit such publication, it shall deliver the proposed publication at least thirty (30), or an outline of the oral disclosure at least fifteen (15), Business Days prior to planned submission or presentation. At the request of INDEVUS, the submission of such publication may be delayed, including for issues of patent protection or other matters relating to the development of Compound or Product to be addressed in accordance with the terms of this Agreement. This section shall apply on a reciprocal basis in the case when INDEVUS proposes to submit an oral or written publication that may have an impact on the patentability of AVENTIS Intellectual Property.

4.4 Collaboration Information and Inventions.

(a)	Subject to the provisions of Section 4.4(b), the entire right, title and interest in all discoveries, Improvements, processes, formulas, information, data, inventions, know-how and trade secrets, patentable or otherwise, that are primarily used or useful for the development, manufacturing and/or Regulatory Approval of Compound or Product and are obtained, generated, derived, developed or invented in the course of carrying out the Development Program (collectively, “Program Information and Inventions”):

(i) solely by employees of AVENTIS shall be owned by AVENTIS (“AVENTIS Information and Inventions”);

(ii) solely by employees of INDEVUS shall be owned solely by INDEVUS (“INDEVUS Information and Inventions”); and

(iii) jointly by employees of AVENTIS and employees of INDEVUS shall be owned jointly by AVENTIS and INDEVUS (“Joint Information and Inventions”).

Each Party shall promptly disclose to the other Party hereto the development, making, conception or reduction to practice of Program Information and Inventions as soon as practical after such information is obtained. Section 4.1 shall apply to such disclosure.

(b)	INDEVUS shall retain all right, title and interest in and to any INDEVUS Information and Inventions and to its interest in all Joint Information and Inventions. AVENTIS shall retain all right, title and interest in and to any AVENTIS Information and Inventions and to its interest in all Joint Information and Inventions, all of which shall be included in the license granted to INDEVUS under this Agreement

ARTICLE V

PAYMENTS; ROYALTIES AND REPORTS

5.1 License Fee. In consideration of the rights granted by AVENTIS hereunder, INDEVUS shall pay AVENTIS US $[*] within five (5) Business Days after the Effective Date.

5.2 Milestone Payments. Subject to the terms and conditions contained in this Agreement, and in further consideration of the rights granted by AVENTIS hereunder, INDEVUS shall pay AVENTIS the following milestone payments, contingent upon occurrence of the specified event, with each milestone payment to be made no more than once with respect to the achievement of such milestone and no amounts payable for any subsequent or repeated achievement of such milestones, regardless of the number of Products for which such milestone may be achieved (but payable the first time such milestone is achieved) for Product:

5.2.1. For the first IV formulation of the first Product:

(a)	US $[*] upon commencement (first dosing of the first patient) of first multiple dose Phase 1 Clinical Trial;

(b)	US $[*] upon commencement (first dosing of the first patient) of first Phase 2 Clinical Trial;

(c)	US $[*] upon the commencement (first dosing of the first patient) of the first Phase 3 Clinical Trial;

(d)	US $[*] upon the FDA’s acceptance for filing of the first NDA;

(e)	US $[*] upon the first acceptance for filing of an NDA with the EMEA;

(f)	US $[*] upon the first acceptance for filing of an NDA in Japan;

*CONFIDENTIAL TREATMENT REQUESTED

(g)	US $[*] upon receipt of first written Regulatory Approval in the United States by the FDA;

(h)	US $[*] upon receipt of written Regulatory Approval by the EMEA;

(i)	US $[*] upon receipt of written Regulatory Approval by the Regulatory Authority in Japan;

(j)	US $[*] upon the achievement of cumulative Net Sales of US $[*];

(k)	US $[*] upon the achievement of cumulative Net Sales of US $[*];

(l)	US $[*] upon the achievement of cumulative Net Sales of US $[*]; and

(m)	US $[*] upon the achievement of cumulative Net Sales of US $[*].

5.2.2.	For the first oral formulation of the first Product:

(a)	US $[*] upon the commencement (first dosing of the first patient) of the first Phase 3 Clinical Trial;

(b)	US $[*] upon the FDA’s acceptance for filing of the first NDA;

(c)	US $[*] upon the first acceptance for filing of an NDA by the EMEA;

(d)	US $[*] upon the first acceptance for filing of an NDA in Japan;

(e)	US $[*] upon receipt of first written Regulatory Approval in the United States by the FDA;

(f)	US $[*] upon receipt of written Regulatory Approval by the EMEA;

(g)	US $[*] upon receipt of written Regulatory Approval by the Regulatory Authority in Japan;

(h)	US $[*] upon the achievement of cumulative Net Sales of US $[*];

*CONFIDENTIAL TREATMENT REQUESTED

(i)	US $[*] upon the achievement of cumulative Net Sales of US $[*];

(j)	US $[*] upon the achievement of cumulative Net Sales of US $[*];

(k)	US $[*] upon the achievement of cumulative Net Sales of US $[*]; and

(l)	US $[*] upon the achievement of cumulative Net Sales of US $[*].

INDEVUS shall notify AVENTIS in writing within fifteen (15) Business Days after the achievement of each milestone (ninety (90) days for milestones 5.2.1 (j) through (m) and 5.2.2 (h) through (l)), and such notice shall be accompanied by the appropriate milestone payment.

5.3 Royalties and Other Payments.

5.3.1. Royalties Payable By INDEVUS.

(i) Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by AVENTIS hereunder, INDEVUS shall pay to AVENTIS royalties in the applicable percentage set forth below for Net Sales of Prescription Products in each Royalty Year in the United States by INDEVUS or its Affiliates, as applicable, if the manufacture, use or sale of such Prescription Products would, absent the license granted hereunder, infringe one or more Valid Claims of the AVENTIS Patent Assets in the United States:

Annual Net Sales in U.S.:	Royalty Rate:
Up to US$[*]	[*]%
From US$[*] up	[*]%

(ii) Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by AVENTIS hereunder, INDEVUS shall pay to AVENTIS royalties equal to the applicable percentage set forth below for total Net Sales of Prescription Products in each country in the Territory other than the United States in each Royalty Year by INDEVUS or its Affiliates where the manufacture, use or sale of such Prescription Product would, absent the license granted hereunder, infringe one or more Valid Claims of the AVENTIS Patent Assets in such country:

Total Annual Net Sales outside U.S.:	Royalty Rate:
Up to US$[*]	[*]%
From US$[*] up	[*]%

(iii) Royalties on Net Sales at the rates set forth in (i) and (ii) above shall accrue as of the date of First Commercial Sale of Product in the applicable country and shall continue and accrue on Net Sales on a country-by-country basis until the expiration of all AVENTIS Patent Assets in such country, provided, however, that no royalties shall be payable in

*CONFIDENTIAL TREATMENT REQUESTED

respect of Net Sales of Product in any country during any period in which lawful Generic Competition exists in such country. Thereafter, INDEVUS shall be relieved of any royalty payment under this Section 5.3.

(iv)	The payment of royalties set forth above shall be subject to the following conditions:

(a) only one payment shall be due with respect to the same unit of Product; and

(b) no royalties shall accrue on the disposition of Product by INDEVUS, Affiliates or sublicensees as samples (promotion or otherwise) or as reasonable donations (for example, to non-profit institutions or government agencies) or to clinical trials.

(v)	In the event that INDEVUS or any INDEVUS Affiliate or sublicensee determines to commercialize Product as an Over-the-Counter Product, the Parties shall negotiate in good faith a royalty payable to AVENTIS on Net Sales of Over-the-Counter Products in countries where the manufacture, use or sale of such Over-the-Counter Product would, absent the license granted hereunder, infringe one or more Valid Claims of the AVENTIS Patent Assets in such country.

(vi)	In those countries in the Territory in which no Valid Claim of the AVENTIS Patent Assets exists as of the date of First Commercial Sale of Product INDEVUS would pay to AVENTIS, in consideration of the license under AVENTIS Know How, royalties on Net Sales of Products in such country(ies) at rates that are [*] of the rates stated in Section 5.3.1(i) or (ii), as applicable (or with respect to Over-the-Counter Products, the rates determined in accordance with Section 5.3.1 (v)), for a period expiring on the expiration date of the last to expire United States patent included in the AVENTIS Patent Assets, as long as the AVENTIS Know-How is not in the public domain and provided there is no Generic Competition in such country. Notwithstanding the foregoing, no royalties shall be payable in respect of Net Sales of any Product in any country of the Territory as of and after the date on which Generic Competition exists in the applicable country.

5.3.2. Payments in the Event of Sublicense. In the event INDEVUS enters into one or more sublicense agreement(s) with one or more Third Party or Third Parties under Section 2.3 of this Agreement, the respective percentages of royalties set forth in Section 5.3.1 would no longer be applicable to the Net Sales in the country or countries covered by the sublicense agreement(s) and, in lieu thereof, AVENTIS would receive the following respective percentages of the total Sublicense Royalty Payments for the concerned country(ies):

•	[*] percent ([*]%) if the sublicense agreement is entered into [*];

•	[*] percent ([*]%) if the sublicense agreement is entered into [*]; and

*CONFIDENTIAL TREATMENT REQUESTED

•	[*] percent ([*]%) if the sublicense agreement is entered into [*].

In order to calculate the amounts due to AVENTIS under this Section 5.3.2, it is understood that (i) any payment to INDEVUS by a sublicensee that is triggered by Net Sales (such as but not limited to fees) shall be considered Sublicense Royalty Payments; and (ii) if no royalties or a lower royalty percentage is paid by INDEVUS’ Sublicensee in consideration of an increased margin received by INDEVUS on Compound or Product supply or of higher milestones payments, such excess payments shall be considered Sublicense Royalty Payments.

5.3.3. Affiliate and Sublicensee Sales. In the event that INDEVUS transfers Compound (for conversion to Product) or Product to one of its Affiliates or Sublicensees, there shall be no royalty due at the time of transfer. Subsequent sales of Product by the Affiliate or the Sublicensee to end users such as patients, hospitals, medical institutions, health plans or funds, wholesalers, pharmacies or other retailers, shall be reported as Net Sales hereunder by INDEVUS.

5.3.4. Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.3.1, then the royalty rate to be paid by INDEVUS on Net Sales in that country under Section 5.3.1 shall be reduced to the rate paid by the compulsory Third Party licensee, provided Indevus can show appropriate evidence that Indevus has used commercially reasonable efforts (i) to avoid having to grant such Compulsory License and (ii) to obtain the highest possible royalty rate from such Compulsory Licensee.

5.3.5. Third Party Licenses. If INDEVUS would be prevented from developing, making, having made, using, selling or importing Product in any country of the Territory on the grounds that by doing so INDEVUS or any sublicensee would infringe a Dominating Patent or other patent rights held by a Third Party in said country, [*] percent ([*]%) of any royalties or other payments payable or paid by INDEVUS to such Third Party in such country in any Royalty Year shall be creditable against the royalty or other payments payable to AVENTIS by INDEVUS in such country for such Royalty Year, provided that in such event AVENTIS has been informed of the Dominating Patent and has had an opportunity to provide input on any related discussion.

5.3.6. Combination Product. Notwithstanding the provisions of Section 5.3.1, in the event a Product is sold as a combination product with other biologically active components, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/B, where A is the gross selling price of the Product sold separately and B is the gross selling price of the combination product. If no such separate sales are made by INDEVUS or its Affiliates, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination product by the fraction C/(C+D), where C (excluding the fully allocated cost of the other biologically active component in question) is the fully allocated cost of the Compound and D is the fully allocated cost of such other biologically active components.

5.4 Reports; Payment of Royalty. During the term of the Agreement for so long as royalty or other payments are due, INDEVUS shall furnish to AVENTIS a quarterly written report for the

*CONFIDENTIAL TREATMENT REQUESTED

Calendar Quarter showing (i) the Net Sales of all Products sold by INDEVUS or its Affiliates or sublicensees, as applicable, during the reporting period, (ii) the royalties or other payments payable to AVENTIS under this Agreement, (iii) in the case of sales outside the United States the calculation of the conversion to United States dollars as per Section 5.6, and (iv) in the case of a sublicense, Sublicense Royalty Payments received by INDEVUS. Reports shall be due on the [*] day following the close of each Calendar Quarter. Royalties or other payments shown to have accrued by each royalty report, if any, shall be due and payable on the date such report is due. INDEVUS shall keep complete and accurate records in sufficient detail to enable the royalties or other payments hereunder to be determined.

5.5 Audits. Upon the written request of AVENTIS and not more than once in each Calendar Year, INDEVUS shall permit an independent certified public accounting firm selected by AVENTIS and consented to in writing by INDEVUS, which consent shall not be unreasonably withheld, to have access during normal business hours, upon ten-days notice to INDEVUS, to such of the records of INDEVUS as may be necessary to verify the accuracy of the royalty reports hereunder for any Royalty Year ending not more than [*] months prior to the date of such request. The accounting firm shall disclose to AVENTIS only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.

5.5.1. If such accounting firm concludes that additional royalties were owed during such Royalty Year, INDEVUS shall pay the additional royalties within [*] days of the date AVENTIS delivers to INDEVUS such accounting firm’s written report so concluding. In the event such accounting firm concludes that amounts were overpaid by INDEVUS during such period, AVENTIS shall repay INDEVUS the amount of such overpayment within [*] days of the date AVENTIS delivers to INDEVUS such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by AVENTIS; provided, however, that if an error in favor of AVENTIS of more than the greater of (i) $[*] or (ii) [*] percent ([*]%) of the royalties due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by INDEVUS.

5.5.2. Upon the expiration of [*] months following the end of any Royalty Year the calculation of royalties payable with respect to such year shall be binding and conclusive upon AVENTIS, and INDEVUS shall be released from any liability or accountability with respect to royalties for such year.

5.5.3. AVENTIS shall treat all financial information subject to review under this Section 5.5 in accordance with the confidentiality provisions of this Agreement and shall cause its accounting firm to enter into a reasonable and mutually satisfactory confidentiality agreement with INDEVUS obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

5.6 Payment Exchange Rate. All payments to AVENTIS under this Agreement shall be made in United States dollars. In the case of sales invoiced in a currency other than the US dollar, the rate of exchange to be used in computing Net Sales shall be calculated monthly in accordance with GAAP and based on the conversion rates published in the Wall Street Journal, Eastern edition (if available).

*CONFIDENTIAL TREATMENT REQUESTED

5.7 Late Payment. In case of late payment of any payment due hereunder by INDEVUS (milestones or royalties) or in case of additional payment due by INDEVUS pursuant to Section 5.5.1, INDEVUS shall pay to AVENTIS interest on the unpaid amount until such payment is paid in full, at the LIBOR Rate (as defined below), plus [*], but in no event in excess of the maximum rate permitted by applicable law. “LIBOR Rate” means an interest rate per annum equal to the rate of interest per annum at which deposits in United States dollars are offered by the principal office of Citibank, N.A. in London, England, to prime banks in the London interbank market at 11:00 a.m. (London time) on the Business Day immediately preceding the commencement of such interest period.

5.8 Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article V, AVENTIS shall provide INDEVUS, prior to any such payment, once each Royalty Year or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to United States Internal Revenue Service Form W-8BEN or any successor forms) and INDEVUS shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article V. INDEVUS will use commercially reasonable efforts consistent with its usual business practices and cooperate with AVENTIS to reduce any withholding taxes imposed as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries. INDEVUS will cooperate and assist AVENTIS in having adequate documentation to claim tax credits for any and all taxes withheld pursuant to this Article V. To that end, within thirty (30) days of remitting any and all taxes withheld to the tax authorities, INDEVUS shall provide to AVENTIS proof of its remittance of taxes withheld from payments made to AVENTIS, and on an annual basis will provide AVENTIS with a United States Internal Revenue Service Form 1042-S and comparable state or local forms, if any, or successor federal forms

5.9 Exchange Controls. Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to Net Sales in any country, payment shall be made through such lawful means or methods as INDEVUS may determine in consultation with AVENTIS. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect (and such suspended payments shall not accrue interest), and promptly after such prohibition ceases to be in effect, all royalties or other payments that INDEVUS or its Affiliates would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable (with any interest earned on such suspended royalties which were placed in an interest-bearing bank account in that country, less any transactional costs). If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

*CONFIDENTIAL TREATMENT REQUESTED

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 AVENTIS Representations and Warranties. AVENTIS represents and warrants to INDEVUS that as of the Effective Date:

(a)	the pending patent applications and the issued patents included in the AVENTIS Patent Assets are in existence and, to the best of AVENTIS’ knowledge, recite patentable subject matter and contain claims that are valid and enforceable, respectively; and AVENTIS will comply and abide by the rules and / or statutes governing the prosecution, issuance and maintenance of such pending patent applications and issued patents in each applicable country of the Territory;

(b)	this Agreement has been duly executed and delivered by AVENTIS and constitutes legal, valid, and binding obligations enforceable against AVENTIS in accordance with its terms, except as enforceability is limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally;

(c)	no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by AVENTIS of this Agreement or the consummation by AVENTIS of the transactions contemplated hereby;

(d)	AVENTIS has the full corporate power and authority to enter into and deliver this Agreement, to perform and to grant the licenses granted under Article II hereof and to consummate the transactions contemplated hereby; all corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

(e)	AVENTIS has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the AVENTIS Intellectual Property, including the Nucleus, or entered into any agreement with any Third Party which is in conflict with the rights granted to INDEVUS pursuant to this Agreement;

(f)	it is the sole owner of the AVENTIS Intellectual Property including the Nucleus, all of which are free and clear of any liens, charges and encumbrances, no other person, corporate or other private entity, or governmental or university entity or subdivision thereof has any claim of ownership or rights with respect to the AVENTIS Intellectual Property, including the Nucleus, whatsoever;

(g)	AVENTIS has disclosed to INDEVUS the complete texts of all patents or patent applications relating to Compound or Product that are in existence on the Effective Date and that are the property of AVENTIS as well as all information received by AVENTIS concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification, or any official proceeding involving an AVENTIS Patent Asset, and that it will continue such disclosure with respect to new events during the term of the Agreement;

(h)	Schedule 1.5 is a complete and accurate list of all patents and patent applications in the Territory relating to Compound or Product owned or exclusively licensed by AVENTIS and to which AVENTIS has the right to license;

(i)	As of the Effective Date, to the best of AVENTIS’ knowledge, the contemplated development, importation, manufacture, use, offer for sale and sale of Compound included in the AVENTIS Patent Assets or Product or Nucleus would not infringe any patent rights owned or possessed by any Third Party;

(j)	there are no claims, judgments or settlements against or owed by AVENTIS relating to the AVENTIS Patent Assets or pending or, to the best of AVENTIS’ knowledge, threatened claims or litigation against AVENTIS relating to the AVENTIS Patent Assets;

(k)	AVENTIS has disclosed to INDEVUS all relevant information known by it regarding the AVENTIS Intellectual Property and it has no knowledge of the existence of any preclinical or clinical data or information relating to Compound or Product that has not been disclosed to INDEVUS that could materially influence INDEVUS’ decision to enter into this Agreement;

(l)	no contract research organization, corporation, business entity or individual which have been involved in any studies conducted for the purpose of obtaining regulatory approvals have been debarred individuals or entities within the meaning of 21 U.S.C. section 335(a) or (b); and

(m)	in connection with development of Nucleus, Compound and Product, AVENTIS has complied and is complying in all material respects with applicable U.S. and European laws and regulations including U.S. good laboratory practices in its conduct of toxicology studies on Compound and U.S. good clinical practices in its conduct of clinical studies on Compound.

(n)	as of the Effective Date, there are no contracts, agreements and other arrangements between AVENTIS and any Third Parties relating to the research, development or commercialization of the Nucleus, Compound or Product that could impair the exercise of the rights granted to INDEVUS hereunder.

6.2 INDEVUS Representations and Warranties. INDEVUS represents and warrants to AVENTIS that as of the Effective Date:

(a)	this Agreement has been duly executed and delivered by it and constitutes legal, valid, and binding obligations enforceable against it in accordance with its terms except as enforceability is limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally;

(b)	it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained; and

(c)	no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby.

ARTICLE VII

PATENT MATTERS

7.1 Filing, Prosecution and Maintenance of AVENTIS Patent Assets. AVENTIS shall have the first right to file, prosecute and maintain the AVENTIS Patent Assets and patents on AVENTIS Information and Inventions in AVENTIS’ name and shall be responsible for the payment of all patent prosecution and maintenance costs. If AVENTIS elects not to file, prosecute or maintain a patent application or patent included in the AVENTIS Patent Assets in any particular country, it shall provide INDEVUS with written advance notice sufficient to avoid any loss or forfeiture, and INDEVUS shall have the right, but not the obligation, at its expense, to file, prosecute or maintain such patent application or patent in such country in AVENTIS’ name. Thereafter, INDEVUS’ royalty obligations related to that AVENTIS Patent Asset in such country shall terminate and such patent or patent application in such country shall no longer be deemed an AVENTIS Patent Asset. Upon the reasonable request of one Party, the other Party shall reasonably cooperate in the filing, prosecution or maintenance of any patent application or patent included in the AVENTIS Patent Assets. The responsible Party under this Section 7.1 shall solicit the other Party’s review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and the responsible Party shall take into account the other Party’s reasonable comments related thereto. AVENTIS shall inform INDEVUS of any significant developments in the prosecution of pending patent applications included in the AVENTIS Patent Assets, including the issuance of any final office actions, allowance of claims, or upcoming grant of any domestic or foreign patent based thereon.

7.2 Program Information and Inventions. INDEVUS shall have the first right to file, prosecute and maintain any patent application(s) or patent(s) arising from INDEVUS

Information and Inventions and from Joint Information and Inventions and shall be responsible for the payment of all patent prosecution and maintenance costs. Upon INDEVUS’ request, AVENTIS shall reasonably cooperate in the filing, prosecution or maintenance of any such patent application or patent. If INDEVUS elects not to file, prosecute or maintain any such patent application or patent in any particular country in the Territory, it shall provide AVENTIS with written advance notice sufficient to avoid any loss or forfeiture, and AVENTIS shall have the right, but not the obligation, at its sole expense, to file, prosecute or maintain such patent application or patent in such country in AVENTIS’ name, and INDEVUS shall transfer all right, title and interest in such patent application or patent, and the underlying INDEVUS Information and Inventions claimed by such patent application or patent, in such country to AVENTIS. The responsible Party under this Section 7.2 shall solicit the other Party’s review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and the responsible Party shall take into account the other Party’s reasonable comments related thereto.

7.3 Patent Office and Court Proceedings. Each Party shall inform the other Party of any request for, filing, or declaration of any proceeding before a patent office seeking to protest, oppose, cancel, reexamine, declare an interference proceeding, initiate a conflicts proceeding, or analogous process involving a patent application or patent included in the AVENTIS Patent Assets, or of the filing of an action in a court of competent jurisdiction seeking a judgment that a patent included in the AVENTIS Patent Assets is either invalid or unenforceable or both. Each Party thereafter shall cooperate fully with the other with respect to any such patent office or court proceeding. Each Party will provide the other with any information or assistance that is reasonable.

7.4 Enforcement and Defense.

(a)	Each Party shall promptly give the other Party notice of any infringement in the Territory of any patent application or patent included in the AVENTIS Patent Assets that comes to such Party’s attention. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party. However, AVENTIS shall have the first right to initiate and prosecute such legal action at its own expense and in the name of AVENTIS and INDEVUS, or to control the defense of any declaratory judgment action relating to the AVENTIS Patent Assets. AVENTIS shall promptly inform INDEVUS if AVENTIS elects not to exercise such first right, and INDEVUS thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of INDEVUS and, if necessary, AVENTIS.

(b)	If AVENTIS elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Subsection 7. 4(a), and INDEVUS elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by INDEVUS.

(c)	For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

(d)	Any recovery obtained by INDEVUS or AVENTIS shall be shared as follows:

(i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii) the other Party then shall, to the extent possible, recover its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action;

(iii) if AVENTIS initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by AVENTIS; and

(iv) if INDEVUS initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by INDEVUS, except that AVENTIS shall receive a portion equivalent to the royalties it would have received in accordance with the terms of this Agreement if such amount were deemed Net Sales.

(e)	the foregoing subsections (a), (b), (c) and (d) shall apply on reciprocal basis regarding the INDEVUS Patent Assets and joint patents.

7.5 AVENTIS shall inform INDEVUS of any certification regarding any AVENTIS Patent Assets it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or under Canada’s Patented Medicines (Notice of Compliance) Regulations Article 5 and shall provide INDEVUS with a copy of such certification within five (5) Business Days of receipt. AVENTIS’ and INDEVUS’ rights with respect to the initiation and prosecution, or defense, of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be allocated as defined in Subsections 7.4(d) (i) through (iv); provided, however, that INDEVUS shall exercise the first right to initiate and prosecute, or defend, any action and shall inform AVENTIS of such decision within fifteen (15) days of receipt of the certification, after which time, if INDEVUS has not advised AVENTIS of its intention to initiate and prosecute, or defend, such action, AVENTIS shall have the right to initiate and prosecute, or defend, such action.

7.6 Patent Term Extensions or Restorations and Supplemental Protection Certificates. The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, INDEVUS shall have the right to make the election and AVENTIS shall abide by such election. AVENTIS shall notify INDEVUS of (a) the issuance of each U.S. patent included within the AVENTIS Patent Assets, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the AVENTIS Patent Assets pursuant to the United States Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the “1984 Act”), including notices pursuant to §§ 101 and 103 of the 1984 Act from persons who have filed an abbreviated NDA (“ANDA”). Such notices shall be given promptly, but in any event within five (5) Business Days of each such patent’s date of issue or receipt of each such notice pursuant to the Act, whichever is applicable. AVENTIS shall notify INDEVUS of each filing for patent term extension or restoration under the 1984 Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the AVENTIS Patent Assets. Likewise, AVENTIS shall inform INDEVUS of patent extensions in the rest of the world regarding Compound or Product.

ARTICLE VIII

TERM AND TERMINATION

8.1 Term and Expiration. Subject to Section 5.3.1 (vi), this Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 8.2 or 8.3 below, the term of this Agreement shall continue in effect on a country-by-country basis until the date of expiration of the last to expire patent included in the AVENTIS Patent Assets in such country. Expiration of this Agreement under this provision shall not preclude INDEVUS from continuing to develop, make, have made, use, sell, offer for sale, and import Product in the Territory without further remuneration to AVENTIS.

8.2 Termination by Notice. Notwithstanding anything contained herein to the contrary, INDEVUS shall have the right to terminate this Agreement at any time after completion of a [*]:

(a)	by giving [*] days advance written notice to AVENTIS, if INDEVUS believes that the results of such trial (such as toxicology studies) lead to the conclusion that there is no reasonable likelihood to obtain Regulatory Approval, provided that such conclusion shall be submitted to the Committee and the decision to terminate the Development Program and consequently the Agreement, shall be made by the Committee; or

(b)	by giving [*] days advance notice to AVENTIS, provided that: (i) INDEVUS will, if requested by AVENTIS, cooperate with AVENTIS or AVENTIS’ designee during such [*] day period to transfer to AVENTIS or AVENTIS’ designee the supervision of any ongoing clinical trial in such a way that no delay incurs in such clinical trial, if the termination of such trial would materially adversely affect the development of Product and AVENTIS has advised INDEVUS that it intends to continue development of Product; (ii) INDEVUS will promptly upon having sent such notice transfer to AVENTIS or AVENTIS’ designee all data, files,

*CONFIDENTIAL TREATMENT REQUESTED

Regulatory Approvals, if any, and information, data, know-how, etc in the possession of INDEVUS and related to Compound or Product; (iii) AVENTIS will be entitled to start negotiations with Third Parties in relation to Compound or Product immediately upon receipt of such notice; and (iv) INDEVUS will provide AVENTIS with reasonable assistance that AVENTIS may request in responding to due diligence requests by Third Parties that AVENTIS is negotiating with as potential licensees for Compound or Product, provided that INDEVUS shall not be required to disclose to such Third Parties INDEVUS Proprietary Information that does not relate to Compound or Product.

Except as otherwise set forth in this Agreement, in the event of such termination, (i) the rights and obligations hereunder, excluding any payment obligation that has accrued as of the termination date and excluding rights and obligations relating to confidentiality, shall terminate immediately, and (ii) the provisions of Section 8.4 shall be applicable.

8.3 Termination.

8.3.1. Termination for Cause. Either Party may terminate this Agreement by notice to the other Party at any time during the term of this Agreement as follows:

(a)	if the other Party is in breach of any material obligation hereunder by causes and reasons within its control, or has breached, in any material respect, any representations or warranties set forth in Article VI, and has not cured such breach within (i) [*] Business Days in case the breach is a non payment of any amount due under this Agreement and (ii) within [*] days for other cases of breach, after notice requesting cure of the breach, provided, however, that if a breach other than a non payment is not capable of being cured within [*] days of such written notice, the Agreement may not be terminated sooner than [*] days of such written notice so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable; or

(b)	Upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, under any re-organization or insolvency law of any jurisdiction, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or upon the rejection of this Agreement by either Party under section 365 of 11 U.S.C. §101 et seq. (the “Bankruptcy Code”); provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

8.3.2. Licensee Rights Not Affected.

(a)	All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that INDEVUS and AVENTIS shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code.

(b)	The Parties further agree that, in the event of the commencement of a bankruptcy or reorganization case by or against AVENTIS under the Bankruptcy Code, INDEVUS shall be

*CONFIDENTIAL TREATMENT REQUESTED

entitled to all applicable rights under Section 365 (including 365(n)) of the Bankruptcy Code. Upon rejection of this Agreement by AVENTIS or a trustee in bankruptcy for AVENTIS, pursuant to Section 365(n), INDEVUS may elect (i) to treat this Agreement as terminated by such rejection or (ii) to retain its rights (including any right to enforce any exclusivity provision of this Agreement) to intellectual property (including any embodiment of such intellectual property) under this Agreement and under any agreement supplementary to this Agreement for the duration of this Agreement and any period for which this Agreement could have been extended by INDEVUS. Upon written request to the trustee in bankruptcy or AVENTIS, the trustee or AVENTIS, as applicable, shall (i) provide to INDEVUS any intellectual property (including such embodiment) held by the trustee or AVENTIS and shall provide to INDEVUS a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property and (ii) not interfere with the rights of INDEVUS to such intellectual property as provided in this Agreement or any agreement supplementary to this Agreement, including any right to obtain such intellectual property (or such embodiment or duplicates thereof) from a Third Party.

8.4 Effect of Expiration or Termination.

(a)	Except as set forth in this Agreement, in the event of termination of this Agreement, the rights and obligations hereunder, excluding any payment obligation that has accrued as of the termination date and excluding rights and obligations relating to confidentiality, shall terminate immediately, except that INDEVUS and its Affiliates and sublicensees shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand or in process of manufacture. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article IV shall survive the expiration or termination of this Agreement and shall continue in effect for five (5) years from the date of expiration or termination. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, or at law.

(b)	Upon termination of this Agreement pursuant to Section 8.2 or upon termination by AVENTIS pursuant to Section 8.3.1(a), INDEVUS shall, if requested to do so in writing by AVENTIS, grant a license to AVENTIS of INDEVUS Patent Assets and INDEVUS Know-How including any Regulatory Approval, if any, held by INDEVUS for Products at the time of termination. The Parties shall negotiate in good faith to enter into a mutually acceptable license provided, however, that such license shall be royalty-free if the termination is by INDEVUS under Section 8.2.

ARTICLE IX

MISCELLANEOUS

9.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war be declared or not), insurrection, riot, civil commotion, strike, lockout or other labor disturbance, act of God or act, omission or delay in acting by any governmental authority, provided the affected Party has promptly notified the other Party of such force majeure circumstances as soon as reasonably practicable, and makes reasonable efforts to overcome force majeure and minimize the consequences of the force majeure, and resumes the performance of its obligations as soon as force majeure terminates.

9.2 Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that without such consent (i) either Party may assign this Agreement to an Affiliate, or in connection with the transfer or sale of all or substantially all of its business or assets or in the event of a merger, consolidation, change in control or similar corporate transaction and (ii)AVENTIS may assign this Agreement in connection with the transfer or sale of all or substantially all of its business or assets to which the Compound or Product relate, and provided further that the provisions of Section 2.4 may not be assigned by AVENTIS except to a Qualified Assignee of AVENTIS’ business and assets to which Compound or Product relate. For purposes of this Section 9.2, a Qualified Assignee shall mean a company that, at the time of exercise of the Right of First Negotiation, is actively engaged in the marketing of pharmaceutical products in those countries of the European Community where such Right of First Negotiation is meant to be implemented at that time and has the internal capability to achieve substantial market penetration and optimize sales of Product in such countries, taking into account the market potential of the Product and the status of the market as well as all relevant factors at that time. The Agreement shall be binding and inure to the successors of either Party thereto, in particular in the event of a merger, consolidation, change in control or similar corporate transaction. Any successor or permitted assignee shall assume all obligations of its assignor under this Agreement.

9.3 Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions. In such event, the Parties shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement also with those substituted provisions.

9.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to INDEVUS to:

INDEVUS PHARMACEUTICALS, INC.

99 Hayden Avenue, Suite 200

Lexington, MA, United States 02421

Attention: President

Fax No.: 1-781-862-3859

if to AVENTIS to:

AVENTIS PHARMA SA

20 avenue Raymond Aron

92165 Antony Cedex

France

Attention: General Counsel

Fax No.: 33 1 55 71 66 50

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

9.5 Applicable Law and Dispute Resolution. The Agreement shall be governed by and construed in accordance with the laws of New York, without reference to any rules of conflict of laws, except matters of intellectual property law, which shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.

(a)	The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within thirty (30) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer of each Party. Such Chief Executive Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within thirty (30) Business Days after such notice is received by the Party to whom the notice was sent. With the exception of issues subject to the provisions of Section 3.3.2, if the Chief Executive Officers are unable to settle the Dispute between them within thirty (30) Business Days, they shall so report to the Parties in writing. The Dispute shall then be referred to mediation as set forth in the following subsection (b).

(b)	Upon the Parties receiving the Chief Executive Officers’ report that the Dispute referred to them pursuant to subsection (a) has not been resolved, the Dispute shall be referred to mediation by written notice from either Party to the other. The mediation shall be conducted pursuant to the LCIA Mediation Procedure. In the event INDEVUS is the claimant, the mediation shall be held in London, England; in the event AVENTIS is the claimant, the mediation shall be held in Geneva, Switzerland. If the Parties have not reached a settlement within twenty (20) Business Days of the date of the notice of mediation, the Dispute shall be referred to arbitration pursuant to subsection (c) below.

(c)	If after the procedures set forth in subsections (a) and (b) above, the Dispute has not been resolved, a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Parties shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration. If the Parties have not reached a settlement during that period the arbitration proceedings shall go forward and be governed by the LCIA Arbitration Rules then in force. Each such arbitration shall be conducted by a panel of three arbitrators with appropriate experience in the biotechnology or pharmaceutical industry: one arbitrator shall be appointed by each of AVENTIS and INDEVUS and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two Party-appointed arbitrators. In the event INDEVUS is the claimant, the arbitration shall be held in London, England; in the event AVENTIS is the claimant, the arbitration shall be held in the Geneva, Switzerland. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the mediation and arbitration levied by the LCIA. Any mediation or arbitration proceeding entered into pursuant to this Section 9.5 shall be conducted in the English language.

9.6 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous writings and understandings. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

9.7 Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

9.8 Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

9.9 Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

9.10 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

AVENTIS PHARMA SA

By:    /s/    GILLES BRISSON

Name: Gilles Brisson

Title: President and Chief Executive Officer

INDEVUS PHARMACEUTICALS, INC.

By:    /s/    GLENN L. COOPER

Name: Glenn L. Cooper, M.D.

Title: President and Chief Executive Officer

EXHIBITS AND SCHEDULES

SCHEDULE 1.5

AVENTIS PATENT ASSETS

[*]

*CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.6

BANK HOLIDAYS IN FRANCE AND IN U.S.A.

FRANCE

Wednesday	January 1 (*)	New Year Day
Monday	April 21 (**)	Easter Monday
Thursday	May 1 (*)	Labour Day
Thursday	May 8 (*)	End of World War II
Thursday	May 29 (**)	Ascension
Monday	June 9 (**)	Whit Monday
Monday	July 14 (*)	National Day
Friday	August 15 (**)	Assumption
Saturday	November 1 (*)	All Saints’ Day
Tuesday	November 11 (*)	End of World War I
Thursday	December 25 (*)	Christmas

(*) Every year on same date

(**) Dates are for 2003, but for following years, since they are catholic religious feasts, they are worldwide identical dates,

U.S.A.

Wednesday	January 1 — (1)	New Years Day
Monday	January 20 — (2)	Martin Luther King Day
Monday	February 17 — (3)	President’s Day
Monday	May 26 — (4)	Memorial Day
Friday	July 4 — (1)	Independence Day
Monday	September 1 — (5)	Labor Day
Monday	October 13 — (6)	Columbus Day
Tuesday	November 11 — (1)	Veteran’s Day
Thursday	November 27 — (7)	Thanksgiving Day
Thursday	December 25 — (1)	Christmas Day

Notes:

ALL dates listed are for 2003

(1) Occur every year on the same date

(2) Occurs on the third Monday in January every year

(3) Occurs on the third Monday in February every year

(4) Occurs on the fourth Monday in May every year

(5) Occurs on the first Monday in September every year

(6) Occurs on the second Monday in October every year

(7) Occurs on the fourth Thursday in November every year

SCHEDULE 1.14

DIAGRAM OF HMR 3270

[*]

*CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.46

SPECIFICATIONS OF NUCLEUS

Preliminary Specification

(based on [*] data)

[*]

*CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.3.1

COMMITTEE MEMBERS

AVENTIS;

[*]

INDEVUS:

[*]

*CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 3.3.5

ANNUAL DEVELOPMENT PLAN — YEAR 1

[*]

*CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 3.7

AVENTIS INVENTORY

(BEFORE RE-TESTING AND RE-RELEASE)

[*]

*CONFIDENTIAL TREATMENT REQUESTED

* The exact amount to be provided by AVENTIS to INDEVUS in writing within ten (10) Business Days after the Effective Date